Exhibit 10.1

AMENDMENT NO. 4 TO
CREDIT AGREEMENT

        This Amendment No. 4 (the “Amendment”) is entered into as of July 30, 2004, by and among Coachmen Industries, Inc. (the “Borrower”), the undersigned lenders (each a “Lender” and collectively, the “Lenders”) and Bank One, Indiana, N.A., both as one of the Lenders and as Administrative Agent (the “Agent”) on behalf of itself and the other Lenders.

RECITALS:

        WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Credit Agreement dated as of June 30, 2003, as amended; and

        WHEREAS, Lenders and Borrower desire to amend the Credit Agreement as provided hereby.

        NOW, THEREFORE, in consideration of the premises herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        Section 1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

        Section 2. Amendments. Effective on the date of the effectiveness of this Amendment pursuant to Section 4 below (the “Effective Date”), the Credit Agreement shall be amended as set forth in this Section 2.

        2.1 Amendments to Definitions.

(a)

The definition of “Advance” in Article I is amended in its entirety to read as follows:

“Advance” means a borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Alternative Line Loans and Term Loans unless otherwise expressly provided.

(b)

The definition of “Aggregate Commitment” in Article I is amended in its entirety to read as follows:

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.

(c)

The definition of “Facility Terminate Date” in Article I is amended in its entirety to read as follows:

“Facility Termination Date” means, except as otherwise specified herein with respect to a Term Loan, June 30, 2006 or any earlier date on which the Aggregate Commitment is reduced to zero (other than amounts in respect of Facility LCs, if any, then outstanding, provided that Borrower shall have funded such amounts in cash in full into the Facility LC Collateral Account as provided in Section 2.2 herein) or otherwise terminated pursuant to the terms hereof.

(d)	The definition of “Loan” in Article I is amended in its entirety to read as follows: “Loan” means a Revolving Loan, a Term Loan or an Alternative Line Loan.
(e)

The definition of “Outstanding Credit Exposure” in Article I is amended in its entirety to read as follows:

“Outstanding Credit Exposure” means, as to any Lender, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) the aggregate principal amount of its Alternative Line Loans outstanding at any such time, plus (iii) the aggregate principal amount of its Term Loans outstanding at such time, plus (iv) an amount equal to its Pro Rata Share of LC Obligations at such time, plus (v) an amount equal to its Pro Rata Share of certain other issued and outstanding letters of credit described in Schedule III hereto.

        2.2 Additional Definitions.

        The following definitions are added to Article I in the appropriate alphabetical sequence:

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders. The Aggregate Term Loan Commitment is Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00).”

“Term Loan” is defined in Section 2.21 hereof.

“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make its Term Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on Schedule I to this Agreement opposite its name thereon under the heading “Term Loan Commitment”, as such amount may be modified from time to time pursuant to the terms hereof.

Term Loan Pro Rata Share” means, at any particular time and with respect to any Lender, the percentage obtained by dividing (A) the outstanding principal balance of such Lender’s Term Loan by (B) the aggregate outstanding principal balance of all Term Loans.

“Term Loan Termination” means July 30, 2009.

“Term Note” means a promissory note, in substantially the form of Exhibit C-2 hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Term Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Term Note.

         2.3 Amendment to Schedule I.Schedule I to the Credit Agreement is amended in its entirety to read as set forth in Attachment 1 to this Amendment.

         2.4 Amendment to Schedule II. Schedule II to the Credit Agreement is amended in its entirety to read as set forth in Attachment 2 to this Amendment.

        2.5 Amendment to Exhibit C. A new Exhibit C-2 is added to the Credit Agreement in that form as set forth in Attachment 3 to this Amendment.

         2.6 Amendment to Section 2.1. Section 2.1 is amended in its entirety to read as follows:

        2.1 Commitment. From and including the date of this Agreement and prior to the applicable Facility Termination Date or Term Loan Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date, the Commitments to extend credit hereunder shall expire on the respective Facility Termination Date or Loan Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

         2.7 Amendment to Section 2.2. The first sentence of Section 2.2 is amended in its entirety to read as follows:

The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date except for Term Loans which shall be paid in full pursuant to the terms of Section 2.21(A).

        2.8 Amendment to Section 2.3. Section 2.3 is amended in its entirety to read as follows:

2.3 Ratable Loans. Each Advance hereunder (other than any Alternative Line Loan) shall consist of either Revolving Loans made from the several Lenders ratably according to their Revolving Loan Pro Rata Share or Term Loans made from the several Lenders ratably according to their Term Loan Pro Rata Share.

         2.9 Amendment to Section 2.6. A new subsection (c) is added to Section 2.6 which reads, in its entirety, as follows:

(c) Arrangement Fee. The Borrower agrees to pay the Agent and the Arranger the fees agreed to in the fee letter dated July 1, 2004, among the Agent, Arranger and the Borrower.

        2.10 Amendment to Section 2.7. Section 2.7 is amended in its entirety to read as follows:

        2.7 Minimum Amount of Each Advance. Except with respect to Terms Loans, each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than an Advance on the Alternative Line Commitment) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

        2.11 Amendment to Section 2.14. Noteless Agreement: Evidence of Indebtedness. Section 2.14(iv) is amended in its entirety to read as follows:

(iv)

Any Lender may request that its Loans be evidenced by a promissory note, or, in the case of the Alternative Line Lender, promissory notes representing its Revolving Loans, Term Loans and Alternative Line Loans, respectively, substantially in the form of Exhibit C, C-1 and C-2, respectively (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

        2.12 Amendment to Section 2.21. A new Section 2.21 is added as follows:

        2.21 Term Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Term Loan Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make a term loan, in Dollars, to the Borrower in an aggregate amount equal to such Lender’s Term Loan Commitment (each individually, a “Term Loan”). The aggregate amount of the Term Loans shall not exceed the Aggregate Term Loan Commitment. The Term Loan shall be disbursed in a single draw on the Effective Date of this Amendment No. 4 to the Credit Agreement.

(A) Repayment of the Term Loans.

         (i)        The unpaid principal balance of the Term Loans shall be repaid in fifty-nine (59) consecutive monthly installments of principal payable on the 30th day of each month, commencing on August 30, 2004 and continuing thereafter until the Term Loan Termination Date, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. Each installment will be in the amount of $62,500, plus accrued interest. Notwithstanding the foregoing, the final installment shall be in the amount of $3,812,500 or the then outstanding principal balance of the Term Loans. No installment of any Term Loan shall be reborrowed once repaid.

         (ii)        In addition to the scheduled payments on the Term Loan, the Borrower may make the voluntary prepayments described in Section 2.8 for credit against the scheduled payments on the Term Loans pursuant to Section 2.8.

         Section 3. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Agent and each of the Lenders that the execution and delivery by the Borrower of this Amendment, and the performance by the Borrower of its obligations under the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”), (i) are within the powers of the Borrower, (ii) have been duly authorized by proper organizational actions and proceedings, and such approvals have not been rescinded and no other actions or proceedings on the part of the Borrower are necessary to consummate such transaction, (iii) do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, or if not made, obtained or given individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iv) do not and will not conflict with any Requirements of Law or Contractual Obligation, except such that could not reasonably be expected to have a Material Adverse Effect, or with the certificate or articles of incorporation and by-laws or the operating agreement of the Borrower or any Subsidiary, and (v) that the Amended Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally).

         Section 4. Effectiveness. The amendments set forth in Section 2 above shall become effective on the date when the Agent shall have received the following, all in a form satisfactory to Agent:

         4.1. Amendment. Counterparts of this Amendment signed by the Borrower, and each of the Lenders.

        4.2 Guaranty. A Reaffirmation of Subsidiary Guarantors and a Reaffirmation of Supplemental Subsidiary Guarantors signed by each of the Subsidiary Guarantors in favor of the Lenders.

        4.3 Corporate Documents. A certificate of the Secretary or an Assistant Secretary of the Borrower as to (a) resolutions of the Board of Directors of such entity authorizing the execution and delivery of this Amendment and the other documents contemplated hereby to which such entity is a party, (b) the incumbency and signatures of the officers of such entity which are to sign the documents referenced in clause (a) above, and (c) a certificate of existence certificate issued by the Indiana Secretary of State with respect to the Borrower.

        4.4 Other Documents. Such other documents as the Agent shall reasonably request.

        Section 5. Miscellaneous.

        5.1 Continuing Effectiveness, etc. The Credit Agreement, as amended, shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness hereof, all references in the Credit Agreement and each other Loan Document to the “Credit Agreement” or similar terms shall refer to the Credit Agreement, as previously amended and as modified hereby. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or, (ii) any Default or unmatured Default under the Credit Agreement.

        5.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

        5.3 Expenses. The Borrower agrees to pay the reasonable costs and expenses of the Agent (including reasonable attorneys’ fees and charges) in connection with the negotiation, preparation, execution and delivery of this Amendment and the other documents contemplated hereby.

5.4 Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA.

        5.5 Successors and Assigns. This Amendment shall be binding upon the Borrower, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Agent and their respective successors and assigns, as permitted by the provisions of the Credit Agreement.

        5.6 Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

        IN WITNESS WHEREOF, the Borrower, the Agent and each of the Lenders have caused this Amendment to be duly executed by its officers thereunder duly authorized as of the date first written above.

[SIGNATURE PAGES FOLLOW]

COACHMEN INDUSTRIES, INC.

By: /s/ Richard M. Lavers Name: Richard M. Lavers Title: Secretary

By: /s/ Gary L. Near Name: Gary L. Near Title: Treasurer

BANK ONE, INDIANA, N.A., as a Lender, as the LC Issuer and as Administrative Agent

By: /s/ Kurt E. Meibeyer Name: Kurt E. Meibeyer Title: First Vice President

NATIONAL CITY BANK OF INDIANA, as a Lender

By: /s/ National City Bank of Indiana Name: Title:

1st SOURCE BANK, as a Lender

By: /s/ 1st Source Bank Name: Title:

Attachment 1

THIRD AMENDED SCHEDULE I
LENDER COMMITMENTS

REVOLVING LOAN COMMITMENTS

Lender	Revolving Loan Commitment	% of Aggregate Revolving Loan Commitment[1]
Bank One, Indiana, N.A.	$13,850,000	46.16%
National City Bank	$8,075,000	26.92%
1st Source Bank	$8,075,000	26.92%
Total	$30,000,000	100%

ALTERNATIVE LINE COMMITMENTS

Lender	Alternative Line Loan Commitment	% of Aggregate Alternative Line Loan Commitment[2]
Bank One, Indiana, N.A.	$5,000,000	100%
Total	$5,000,000	100%

FACILITY LC’S

Lender	Facility LC	% of Aggregate Facility LC's2
Bank One, Indiana, N.A.	$4,513,877.49	53.86%
National City Bank	$1,933,441.39	23.07%
1st Source Bank	$1,933,441.39	23.07%
Total	$8,380,760.27	100%

TERM LOAN COMMITMENT

Lender	Term Loan Commitment	% of Aggregate Term Loan Commitment[3]
Bank One, Indiana, N.A.	$4,039,500	53.86%
National City Bank	$1,730,250	23.07%
1st Source Bank	$1,730,250	23.07%
Total	$7,500,000	100%

1 and such Lender’s Revolving Loan Pro Rata Share
2 and such Lender’s Pro Rata Share
3 and such Lender’s Term Loan Pro Rata Share

Attachment 2

AMENDED SCHEDULE II

PRICING SCHEDULE

APPLICABLE MARGIN/APPLICABLE FEE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
RATE

Eurocurrency Rate (Revolver)	1.50%	1.75%	2.00%

Eurocurrency Rate (Term Loan)	1.75%	2.00%	2.25%

ABR	0.00%	0.00%	0.00%

Stand-by L/C Fee	1.50%	1.75%	2.00%

Commitment Fee	0.25%	0.38%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

        “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to the Credit Agreement.

        “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the FD/EBITDA Ratio is less than or equal to 1.25 to 1.00.

        “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the FD/EBITDA Ratio is less than or equal to 1.50 to 1.00.

        “Level III Status” exists at any date if the Borrower has not qualified for Level I Status or Level II.

        “Status” means Level I Status, Level II Status or Level III Status.

        The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

Attachment 3

EXHIBIT C-2
TO
AMENDED AND RESTATED CREDIT AGREEMENT

TERM NOTE

Elkhart, Indiana

July 30, 2004

        FOR VALUE RECEIVED, the undersigned, Coachmen Industries, Inc., an Indiana corporation (“Borrower”), hereby unconditionally promises to pay to the order of Bank One, Indiana, N.A. (the “Lender”), the principal sum of such Lender’s “Term Loan Commitment”, such amount representing the original aggregate principal amount of the Lender’s “Term Loan” (each as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below). Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

        Unless otherwise required to be paid sooner pursuant to the provisions of the Credit Agreement, the principal indebtedness evidenced hereby shall be payable in installments as set forth in the Credit Agreement with a final installment payable on the Term Loan Termination Date.

        The Borrower promises to pay interest on the unpaid principal amount of the Lender’s Term Loan from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Agent (as defined below), to such domestic account as the Agent may designate, in same day funds. At the time of each payment or prepayment of principal of the Lender’s Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of principal paid or prepaid with respect to such Term Loan; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

        This Amended and Restated Term Note (the “Term Note”) is one of the “Term Notes” referred to in, and is entitled to the benefits of, the Credit Agreement dated as of June 30, 2003, as amended, (and as may be further amended, restated, supplemented or modified from time to time, the “Credit Agreement”) among the Borrower, the financial institutions from time to time parties thereto as Lenders (such financial institutions being herein referred to collectively as the “Lenders”) and Bank One, Indiana, NA as one of the Lenders and as the contractual representative for the Lenders (the “Agent”). The Credit Agreement, among other things, (i) provides for the making of the Lender’s Term Loan in an aggregate amount equal to the U.S.

Dollar amount above, the indebtedness of the Borrower resulting therefrom being evidenced by this Term Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof without penalty or premium, upon the terms and conditions therein specified.

        Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. All amounts payable under the terms of this Term Note shall be payable with expenses of collection, including attorney’s fees, and without relief from valuation and appraisement laws.

        Whenever in this Term Note reference is made to the Agent, the Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns permitted pursuant to the Credit Agreement. The provisions of this Term Note shall be binding upon and shall inure to the benefit of said successors and assigns. Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

        This Term Note shall be governed by, interpreted and enforced, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (without regard to the conflicts of law provisions) of the State of Indiana.

COACHMEN INDUSTRIES, INC. as the Borrower

By: Name: Title:

2